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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[ ] Form 3 Holdings Reported

[ ] Form 4 Transactions Reported

================================================================================
1. Name and Address of Reporting Person*

   Dingman              Raymond                 B.
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

                           20633 South Fordyce Avenue
--------------------------------------------------------------------------------
                                    (Street)

   Long Beach,                      California                        90810
--------------------------------------------------------------------------------
   (City)                           (State)                           (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol

   Mikasa, Inc., (MKS)

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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

   December 1998
================================================================================
5. If Amendment, Date of Original (Month/Year)


================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)

                     President and Chief Executive Officer

================================================================================
7. Individual or Joint/Group Filing
   (Check applicable line)

   [ X ] Form filed by one Reporting Person
   [   ] Form filed by more than one Reporting Person


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             & 4)           (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          05/21/98       S4              $3,000      D      $13.25   $1,294,037     D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying      8.       ities     Secur-  of
                    Exer-                      Securities    Date              Securities         Price    Bene-     ity:    In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)   of       ficially  Direct  direct
                    Price    Trans-    4.      or Disposed   Expiration Date   ----------------   Deriv-   Owned     (D) or  Bene-
1.                  of       action    Trans-  of (D)        (Month/Day/Year)             Amount  ative    at End    In-     ficial
Title of            Deriv-   Date      action  (Instr. 3,    ----------------             or      Secur-   of        direct  Owner-
Derivative          ative    (Month/   Code    4 and 5)      Date      Expira-            Number  ity      Year      (I)     ship
Security            Secur-   Day/      (Instr. ------------  Exer-     tion               of      (Instr.  (Instr.   (Instr. (Instr.
(Instr. 3)          ity      Year)     8)       (A)   (D)    cisable   Date     Title     Shares  5)       4)        4)      4)
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock      $10.375  12/14/98  1*       50,000       *         12/14/08 Common    50,000          447,500    D
Option (right to                                                                Stock
buy)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

 Stock Option Grant to reporting person to purchase shares of common stock, par value $.01, under the Mikasa Inc., 1998 Long-Term Incentive Plan in a transaction exempt under old Rule 16b-3. The options become exercisable one year from the date of grant for one half of the remaining shares and two years from the date of grant for the remaining shares.


                        /s/Joseph S. Muto                       02/12/99
                        ________________________________        ___________
                        Joseph S. Muto on Behalf of                 Date
                        Anthony F. Santarelli Pursuant to
                        Attached Power of Attorney


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

     Alternatively, this Form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.

                               POWER OF ATTORNEY

          The undersigned hereby authorizes Joseph S. Muto as attorney-in-fact and agent to sign on his behalf and to file with the Securities and Exchange Commission all filings, required of the undersigned regarding stockholdings of Mikasa, Inc., and any and all amendments thereto, granting to such attorney-in-fact and agent full power and authority to perform any other act on behalf of the undersigned required to be done in the premises.


Dated:  February 7, 1996                     /s/ Raymond B. Dingman
                                             __________________________
                                                 Raymond B. Dingma